Exhibit 2
MANAGEMENT PROXY CIRCULAR
(all information as at March 23, 2009 unless otherwise noted)
PERSONS MAKING THE SOLICITATION
This Management Proxy Circular (the “Circular”) is furnished in connection with the solicitation of proxies being made by the management of Denison Mines Corp. (“Denison” or the “Company”) for use at the Annual General Meeting of the holders (“Shareholders”) of common shares in the capital of the Company (the “Common Shares”) to be held on Thursday, April 30, 2009 at the time and place and for the purposes set forth in the accompanying Notice of Meeting. While it is expected that the solicitation will be made primarily by mail, proxies may be solicited personally or by telephone by directors, officers and employees of the Company.
All costs of this solicitation will be borne by the Company.
APPOINTMENT OF PROXIES
The individuals named in the accompanying form of proxy (the “Proxy”) are directors or officers of the Company. A SHAREHOLDER WISHING TO APPOINT SOME OTHER PERSON OR COMPANY (WHO NEED NOT BE A SHAREHOLDER) TO ATTEND AND ACT FOR THE SHAREHOLDER AND ON THE SHAREHOLDER’S BEHALF AT THE MEETING OTHER THAN THE PERSONS DESIGNATED IN THE PROXY HAS THE RIGHT TO DO SO, EITHER BY INSERTING SUCH PERSON’S OR COMPANY’S NAME IN THE BLANK SPACE PROVIDED IN THE PROXY AND STRIKING OUT THE TWO PRINTED NAMES, OR BY COMPLETING ANOTHER PROXY. No proxy, including the Proxy, will be valid for use at the Meeting, or any adjournment thereof, unless it is completed, dated and signed and delivered to Computershare Investor Services Inc. (“Computershare”), Toronto Office, Proxy Department, at 100 University Avenue, 9th Floor, Toronto, Ontario, Canada M5J 2Y1 by 5:00 p.m. (Toronto Time) on April 28, 2009. For general inquiries, Shareholders may contact Computershare as follows by telephone at 1-800-564-6253 or by e-mail at service@computershare.com.
If you are a beneficial Shareholder and receive these materials through your broker or through another intermediary, please complete and return the Proxy or voting instruction form in accordance with the instructions provided by your broker or other intermediary.

ADVICE TO NON-REGISTERED HOLDERS OF COMMON SHARES
These shareholder materials are being sent to both registered and non-registered Shareholders. If you are a non-registered Shareholder and Denison or its agent has sent these materials directly to you, then your name, address and information about your share holdings have been obtained in accordance with applicable securities regulatory requirements from the intermediary holding on your behalf.
The information set forth in this section is of significant importance to many Shareholders of the Company, as a substantial number of Shareholders do not hold Common Shares in their own name. Shareholders who do not hold Common Shares in their own name, referred to in this Circular as “non-registered holders”, should note that only Proxies deposited by Shareholders whose names appear on the records of the Company as the registered holders of Common Shares can be recognized and acted upon at the Meeting. However, in many cases, Common Shares beneficially owned by a non-registered holder are either:
(a)
in the name of an intermediary that the non-registered holder deals with in respect of the Common Shares, such as, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered RRSPs, RRIFs, RESPs and similar plans; or

(b)	in the name of a depositary, such as CDS Clearing and Depositary Services Inc. (“CDS”), of which the intermediary is a participant.
In accordance with Canadian securities laws, Denison has distributed copies of the Notice of Meeting, this Circular, the Proxy, the audited financial statements for the year ended December 31, 2008, management’s discussion and analysis and the auditor’s report thereon (collectively, the “meeting materials”) to CDS and intermediaries for onward distribution to those non-registered holders to whom Denison has not sent the meeting materials directly.
In such cases, intermediaries are required to forward meeting materials to non-registered holders, unless a non-registered holder has waived the right to receive them. Very often, intermediaries will use a service company (such as Broadridge Financial Solutions, Inc.) to forward the meeting materials to non-registered holders.
Non-registered holders who have not waived the right to receive meeting materials will receive either a voting instruction form or, less frequently, a Proxy. The purpose of these forms is to permit non-registered holders to direct the voting of the Common Shares that they beneficially own. Non-registered holders should follow the procedures set out below, depending on which type of form they receive.
A.
Voting Instruction Form. In most cases, a non-registered holder will receive, as part of the meeting materials, a voting instruction form. If the non-registered holder does not wish to attend and vote at the Meeting in person (or have another person attend and vote on the non-registered holder’s behalf), the voting instruction form must be completed, signed and returned in accordance with the directions on the form. If a non-registered holder wishes to attend and vote at the Meeting in person (or have another person attend and vote on the non-registered holder’s behalf), the non-registered holder must complete, sign and return the voting instruction form in accordance with the directions provided, and a Proxy giving the right to attend and vote will be forwarded to the non-registered holder.

Or
B.
Form of Proxy. Less frequently, a non-registered holder will receive, as part of the meeting materials, a Proxy that has already been signed by the intermediary (typically by facsimile, stamped signature) which is restricted as to the number of Common Shares beneficially owned by the non-registered holder, but which is otherwise uncompleted. If the non-registered holder does not wish to attend and vote at the Meeting in person (or to have another person attend and vote on the non-registered holder’s behalf), the non-registered holder must complete the Proxy and deposit it with Computershare as described above. If a non-registered holder wishes to attend and vote at the Meeting in person (or have another person attend and vote on the non-registered holder’s behalf), the non-registered holder must strike out the names of the persons named in the Proxy and insert the non-registered holder’s (or such other person’s) name in the blank space provided.

Non-registered holders should follow the instruction on the forms that they receive and contact their intermediaries promptly if they need assistance.
REVOCATION OF PROXIES
A registered Shareholder who has given a Proxy may revoke it by an instrument in writing executed by the Shareholder or by the Shareholder’s attorney authorized in writing or, if the Shareholder is a corporation, by a duly authorized officer or attorney of the corporation, and delivered either to the registered office of the Company, at Atrium on Bay, Suite 402, 595 Bay St., Toronto, Ontario, Canada, M5G 2C2, at any time up to and including 4:30 p.m. (Toronto time) on the last business day preceding the day of the Meeting or any adjournment of it or to the chair of the Meeting on the day of the Meeting or any adjournment of it. Only registered Shareholders have the right to revoke a Proxy. Non-registered holders who wish to change their vote must, at least seven days before the Meeting, arrange for their respective intermediaries to revoke the Proxy on their behalf.
A revocation of a Proxy does not affect any matter on which a vote has been taken prior to the revocation.
EXERCISE OF DISCRETION
On any ballot that may be called for at the Meeting, the Common Shares represented by a properly executed Proxy given in favour of the persons designated by management of the Company in the enclosed Proxy will be voted or withheld from voting in accordance with the instructions given on the Proxy, and if the Shareholder specifies a choice with respect to any matter to be acted upon, the Common Shares represented thereby will be voted or withheld from voting in accordance with the specifications so made.
Where no choice has been specified by the Shareholder, such Common Shares will, on a ballot, be voted in accordance with the notes to the Proxy. In particular, and without limiting the foregoing, a management nominee will vote any Proxy held by him or her in favour of any resolution in respect of which no choice has been specified in the Proxy.
The enclosed Proxy, when properly completed and delivered and not revoked, confers discretionary authority upon the persons appointed proxy holders thereunder to vote with respect to any amendments or variations of matters identified in the Notice of Meeting and with respect to other matters which may properly come before the Meeting. At the time of the printing of this Circular, the management of the Company knows of no such amendment, variation or other matter that may be presented to the Meeting.
INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON
Except as disclosed herein, no Person has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in matters to be acted upon at the Meeting other than the election of directors or the appointment of auditors. For the purpose of this paragraph, “Person” shall include each person: (a) who has been a director or executive officer of the Company at any time since the commencement of the Company’s last financial year; (b) who is a proposed nominee for election as a director of the Company; or (c) who is an associate or affiliate of a person included in subparagraph (a) or (b).

VOTING SECURITIES AND PRINCIPAL HOLDERS OF VOTING SECURITIES
The Common Shares are the only shares issued by the Company. As at the date hereof, the Company has issued and outstanding 226,045,415 fully paid and non-assessable Common Shares without par value, each share carrying the right to one vote.
The record date for the determination of the shareholders entitled to receive notice of the Meeting is at the close of business on March 20, 2009 (the “Record Date”). In accordance with the provisions of the Business Corporations Act (Ontario) (the “OBCA”), the Company will prepare a list of holders of Common Shares on such Record Date. Each holder of Common Shares named on the list will be entitled to vote the Common Shares shown opposite his or her name on the list at the Meeting except to the extent that (a) the holder has transferred any of his or her Common Shares after the Record Date, and (b) the transferee of such Common Shares produces properly endorsed share certificates or otherwise establishes that he or she owns such Common Shares and demands, not later than ten days before the Meeting, that his or her name be included in the list before the Meeting, in which case the transferee is entitled to vote such Common Shares at the Meeting.
To the knowledge of the directors and executive officers of the Company, no person, or corporation, beneficially owns, directly or indirectly, or exercises control or direction over, securities carrying more than ten percent of the voting rights attached to voting securities of the Company as of the Record Date.
PARTICULARS OF MATTERS TO BE ACTED ON
To the knowledge of the Company, the only matters to be dealt with at the Meeting are (i) the election of directors of the Company; (ii) the appointment of auditors; and (iii) the receipt of the audited financial statements of the Company for the year ended December 31, 2008 and the auditors report thereon.
If any other matter properly comes before the Meeting it is the intention of the persons named in the Proxy to vote the Common Shares represented thereby in accordance with their best judgment on such matter.
ELECTION OF DIRECTORS
The articles of the Company provide that the board of directors (the “Board”) consists of a minimum of three and a maximum of ten directors.
In accordance with a resolution passed by the directors of the Company on March 18, 2009, the number of directors to be elected at the Meeting is eight. The persons named in the Proxy intend to vote for the election of the following directors:

John H. Craig

W. Robert Dengler

Brian D. Edgar

Ron F. Hochstein

Paul F. Little

Lukas H. Lundin

William A. Rand

Catherine J. G. Stefan

The term of office of each of the present directors expires at the Meeting. Management of the Company does not contemplate that any of these nominees will be unable to serve as a director. Each director elected will hold office until the next annual meeting of the Company or until his or her successor is elected or appointed, unless his or her office is earlier vacated in accordance with the by-laws of the Company or with the provisions of the OBCA.
The following table sets out the names of the nominees for election as directors, the province and country in which each is ordinarily resident, all offices of the Company now held by each of them, their principal occupations, the period of time for which each has been a director of the Company and the number of Common Shares of the Company or any of its subsidiaries beneficially owned by each, directly or indirectly, or over which control or direction is exercised, as at the date hereof.

		Beneficial Ownership or
Name and Place of		Control Over Voting		Served as a
Residence	Principal Occupation	Shares(8)		Director Since
John H. Craig(1, 4)	Lawyer, Partner, Cassels,	33,000		1997
Ontario, Canada	Brock & Blackwell LLP

W. Robert Dengler(2, 3, 4)	Corporate Director	99,040		2006
Ontario, Canada

Brian D. Edgar(1)	President and Chief	Nil	(9)	2005
British Columbia, Canada	Executive Officer, Dome
	Ventures Corporation

Ron F. Hochstein(4)	President and Chief	853,900		2000
British Columbia, Canada	Operating Officer of the Company

Paul F. Little(2, 3, 5, 6)	Corporate Director	485,046		2006
Ontario, Canada

Lukas H. Lundin(3)	Chairman of the Board;	270,710		1997
British Columbia, Canada	Mining Executive

William A. Rand(5)	President, Rand Edgar	Nil	(10)	1997
British Columbia, Canada	Investment Corp.

Catherine J. G. Stefan(2, 5, 7)	President, Stefan &	135,280		2006
Ontario, Canada	Associates

Notes:

(1)	Member, Corporate Governance and Nominating Committee.

(2)
On December 1, 2006, the Company, formerly named International Uranium Corporation (“IUC”), combined its business operations with those of Denison Mines Inc. (“DMI”) by way of a plan of arrangement pursuant to the OBCA (the “Denison Arrangement”). This director was a member of the board of directors of DMI until the completion of the Denison Arrangement.

(3)	Member, Compensation Committee.

(4)	Member, Environment, Health and Safety Committee.

(5)	Member, Audit Committee.

(6)	Lead Director for the independent directors.

(7)	Chair, Audit Committee.

(8)
The Board has determined that ownership of the Common Shares by directors is desirable as one way of aligning the interests of directors with those of the Shareholders. The Board has accordingly established minimum share ownership requirements, requiring each director to hold a minimum of 10,000 Common Shares.

(9)	20,000 shares previously owned by Mr. Edgar were sold to an adult family member at fair market value in 2008.

(10)	90,000 shares previously owned by Mr. Rand were sold to an adult family member at fair market value in 2008.

The information as to Common Shares beneficially owned or over which the directors exercise control or direction, not being within the knowledge of the Company, has been furnished by each of the proposed nominees.
The following is a brief description of the proposed directors of Denison.
John H. Craig
Mr. Craig has served as a director of the Company since May 9, 1997. Mr. Craig is a lawyer practicing in securities law with a focus on equity financings both for underwriters and issuers with an emphasis on resource companies, Toronto Stock Exchange (“TSX”) listings, dealings with the TSX and Ontario Securities Commission for listed public companies, takeovers and issuer bids and going private transactions. His mergers and acquisitions experience involves mergers of public companies, both listed and unlisted and acquisitions of listed companies by unlisted and private concerns. Mr. Craig is also involved with international resources in negotiation and drafting of mining, oil and gas concession agreements, joint venture agreements, operating agreements and farm-in agreements in a variety of countries. Mr. Craig received his B.A. and LL.B. from the University of Western Ontario and was admitted to the Ontario Bar in 1973. Mr. Craig is a director of a number of public companies.
W. Robert Dengler
Mr. Dengler served as a director of DMI prior to the Denison Arrangement and was appointed to the Board on December 1, 2006. Mr. Dengler is currently engaged as a Corporate Director. In 2006, Mr. Dengler retired from his position as Non-Executive Vice-Chairman of Dynatec Corporation. Until January 2005, Mr. Dengler served as President and Chief Executive Officer of Dynatec Corporation, a position which he held for 25 years. Before founding Dynatec, Mr. Dengler was a partner and Vice-President & General Manager of J.S. Redpath Limited. Mr. Dengler has more than 40 years of management experience. Mr. Dengler obtained his B.Sc. from Queen’s University in 1964.
Brian D. Edgar
Mr. Edgar has served as a director of the Company since March 22, 2005. Mr. Edgar is a lawyer who practiced corporate and securities law for 16 years. In 1992 Mr. Edgar, along with Mr. Rand, established Rand Edgar Capital Corp. (succeeded by Rand Edgar Investment Corp.). Rand Edgar Investment Corp. is in the business of providing early stage venture capital to high growth companies and advisory services. Mr. Edgar is currently the President and Chief Executive Officer of Dome Ventures Corporation, a publicly held resource company based in Vancouver, British Columbia. Mr. Edgar is a director of a number of public companies.
Ron F. Hochstein
Mr. Hochstein, P.Eng., was appointed President and Chief Operating Officer of the Company on December 1, 2006. Prior to the Denison Arrangement, he served as President and Chief Executive Officer of the Company. Mr. Hochstein has served as a director of the Company since April 2000. Mr. Hochstein joined the Company in October 1999 as Vice-President, Corporate Development and later served as Vice-President and Chief Operating Officer, prior to his appointment as President and Chief Executive Officer in April 2000. Prior to joining the Company, Mr. Hochstein was a Project Manager with Simons Mining Group and was with Noranda Minerals as a metallurgical engineer. Mr. Hochstein is a Professional Engineer and holds an MBA from the University of British Columbia and a B.Sc. from the University of Alberta.
Paul F. Little
Mr. Little was appointed to the Board on December 1, 2006 and was appointed Lead Director for the independent directors of the Board on February 9, 2007. Prior to the Denison Arrangement, Mr. Little served as a director of DMI and was Chairman. Mr. Little served as a director of Denison Mines Limited (“DML”), a predecessor of DMI, and then Denison Energy Inc., since May 1997. Mr. Little is President of Westover Investments Inc., an investment company. From 1986 to 1999, he was a principal of the Toronto-based merchant bank, Gornitzki, Thompson & Little and President of GTL Securities Inc., a related securities dealer. Mr. Little has served and continues to serve on a number of other Canadian and U.S. public company boards. Mr. Little is a Chartered Accountant and holds an MBA from the University of British Columbia and a B.A. (Economics) from the University of Toronto.

Lukas H. Lundin
Mr. Lundin has served as a director on the Board since May 9, 1997 and has served as Chairman of the Board since March 23, 1998. Mr. Lundin was educated at the École Internationale de Genève in Switzerland. In 1981, Mr. Lundin graduated from the New Mexico Institute of Mining and Technology (engineering). At age 25, Mr. Lundin headed International Petroleum Corporation’s international operations and was based in the Company’s technical office in Dubai, U.A.E. for over 12 years. From 1990 to June 1995, Mr. Lundin was President of International Musto Exploration Limited and was responsible for Musto’s acquisition of the Bajo de la Alumbrera deposit. Mr. Lundin was also responsible for Argentina Gold Corp. and the discovery of the multi-million ounce Veladero gold deposit. Mr. Lundin is now a mining executive, currently serving as Chairman of the Board of the following public companies: Atacama Minerals Corp., Canadian Gold Hunter Corp., Lundin Mining Corporation, Red Back Mining Inc., Suramina Resources Inc., Vostok Gas Ltd. and Vostok Nafta Investment Ltd.
William A. Rand
Mr. Rand has served as a director of the Company since May 9, 1997. Mr. Rand received a Bachelor of Commerce degree (Honors Economics) from McGill University, a law degree from Dalhousie University and a Master of Laws degree in international law from the London School of Economics. Mr. Rand practiced securities law for nearly 25 years before retiring in 1992 to establish Rand Edgar Capital Corp. (succeeded by Rand Edgar Investment Corp.), along with Mr. Edgar. Mr. Rand is President of Rand Edgar Investment Corp, which is in the business of providing early stage venture capital to high growth companies and advisory services. Mr. Rand is currently a director of a number of publicly-traded resource-based companies.
Catherine J.G. Stefan
Ms. Stefan was appointed to the Board on December 1, 2006 and is currently Chair of the Audit Committee. Prior to the Denison Arrangement, Ms. Stefan served as a director of DMI. Ms. Stefan obtained her B.Comm. from the University of Toronto in 1973. Ms. Stefan is a Chartered Accountant with 30 years of business experience, primarily in senior management of public companies in the real estate sector. Ms. Stefan served as Senior Vice President of O&Y Properties Inc. from 1996 to 1998. From 1999 until 2008, Ms. Stefan was Managing Partner of Tivona Capital Corporation, a private investment firm. She is currently President of Stefan & Associates, a consulting firm.
Cease Trade Orders, Bankruptcies, Penalties or Sanctions
Other than as referred to below, to the best of management’s knowledge, no proposed director is, or has been within the last ten years of the date hereof, a director or executive officer of any company that, while that person was acting in that capacity:
(a)	was the subject of a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days;
(b)
was subject to an event that resulted, after the director or executive officer ceased to be a director or executive officer, in the company being the subject of a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days; or

(c)
within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets.

Messrs. Rand and Edgar are currently and were directors of New West Energy Services Inc. (TSX-V) when, on September 5, 2006, a cease trade order was issued against that company by the British Columbia Securities Commission for failure to file its financial statements within the prescribed time. The default was rectified and the order was rescinded on November 9, 2006.
To the best of management’s knowledge, no proposed director has, within the ten years before the date of this Circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the proposed director.
APPOINTMENT AND REMUNERATION OF AUDITORS
The Common Shares represented by the Proxies solicited in respect of the Meeting on any ballot that may be called for, unless authority to do so is withheld, will be voted for the appointment of the firm of PricewaterhouseCoopers LLP (“PWC”), Chartered Accountants, as the auditor of the Company until the next annual general meeting, and to authorize the directors to fix the remuneration of the auditors. PWC have been the auditors of the Company since May 9, 1997. PWC were the auditors for DMI prior to the Denison Arrangement.
COMPENSATION DISCUSSION AND ANALYSIS
All references in this Circular to “$” or to “US$” are to U.S. dollars. Any references to references to “C$” are to Canadian dollars.
In this Circular, a “Named Executive Officer” (“NEO”) means: (i) the Company’s Chief Executive Officer; (ii) the Company’s Executive Vice-President and Chief Financial Officer; (iii) the Company’s three other most highly compensated executive officers at the end of 2008; and (iv) each individual who would be an NEO but for the fact that the individual was neither an executive officer of the Company, nor serving in a similar capacity at the end of 2008. For the financial year ended December 31, 2008, the Company has five NEOs, namely Messrs. E. Peter Farmer, James R. Anderson, Ron F. Hochstein, Philip Buck and Curt Steel.
The Compensation Committee
The Compensation Committee is appointed by the Board to discharge the Board’s duties and responsibilities with respect to officer and director compensation. For the 2008 fiscal year, the Compensation Committee was comprised of three members, a majority of whom are “independent” within the meaning of section 1.4 of National Instrument 52-110 (“NI 52-110”), being Messrs. W. Robert Dengler, Paul F. Little and Lukas H. Lundin. A discussion of each such director’s independence follows in this Circular under the heading “Statement of Corporate Governance Practice”. The Compensation Committee met once during 2008 to address matters pertaining to its mandate.
The Compensation Committee is responsible for the Company’s executive compensation policy. The Compensation Committee evaluates the Chief Executive Officer’s performance and establishes both the elements and amounts of the Chief Executive Officer’s compensation. The Compensation Committee also reviews management’s recommendations for, and approves the compensation of, the other officers of the Company and determines the general compensation structure, policies and programs of the Company, including the extent and level of participation in incentive programs in conjunction with the Board. The Compensation Committee reviews and approves the Compensation Discussion and Analysis included in the Company’s management information circular each year. The Compensation Committee has also been mandated to review the adequacy and form of the compensation of directors and to ensure that such compensation realistically reflects the responsibilities and risks involved in being an effective director.

The Objectives of the Company’s Compensation Program
The Company’s compensation program for its Named Executive Officers has three objectives, namely: (i) to provide a compensation package that encourages and motivates performance; (ii) to be competitive with other companies of similar size and scope of operations so as to attract and retain talented executives; and (iii) to align the interests of its executive officers with the long-term interests of the Company and its Shareholders through stock-related programs.
The Company’s executive compensation is comprised primarily of the following elements:
a)	Base salary;
b)
Participation in the Company’s stock option plan (the “Stock Option Plan”), which was established on February 14, 1997 (and amended as approved by Shareholders on March 23, 1998, March 22, 2005 and November 20, 2006). See “Equity Compensation Plan Information” in this Circular;

c)	Perquisites and benefits; and
d)	Compensation under the Company’s short-term incentive plan, namely a cash bonus, which is awarded on an occasional basis.
The Company uses each element of its compensation program to satisfy one or more of its above stated compensation objectives. The Compensation Committee regularly reviews the various elements of compensation to assure that they are aligned with both the goals of the Company and the individual executive officer. The executive compensation program, as designed, achieves Denison’s three compensation objectives through:
•
Benchmarking. The Compensation Committee annually benchmarks the Company’s compensation with a peer group of companies (the “Compensation Survey Group”). This comparison assures that the Company’s executive compensation and benefits package is competitive with the Compensation Survey Group. To ensure that the Compensation Survey Group includes the most appropriate companies, the Compensation Committee considers companies of a similar revenue size and market capitalization, that have a global focus and that compete with the Company for talent. Based on this, and in consultation with management, the Compensation Committee selected the following companies for the 2008 Compensation Survey Group:

Red Back Mining Inc.

Lundin Mining Corporation

Uranium Resources, Inc.

Breakwater Resources Ltd.

Sherritt International Corporation

Inmet Mining Corporation

FNX Mining Company Inc.

Paladin Energy Ltd.

Uranium One Inc.
The Compensation Committee uses data obtained from the Compensation Survey Group through public filings.
•
Providing Fixed and Variable Compensation. The Company provides a mix of fixed and variable compensation (heavily weighted to variable compensation for the Named Executive Officers) designed to attract, retain and motivate top-performing executives, as well as appropriately link compensation levels with the achievement of relevant financial and strategic goals. The Company’s fixed compensation includes salary, perquisites and benefits. The Company’s variable compensation includes participation in the Stock Option Plan and compensation under the short term incentive plan.

•
Providing a Mix of Option-Based Awards and Cash Incentives. The Company provides a mix of option based awards and cash incentives designed to focus executive officers on achieving performance results that drive long-term sustainable superior Shareholder returns.

The Determination of Each Element
The Compensation Committee’s processes for establishing and overseeing executive compensation include:
•	Meetings. The Compensation Committee meets at least once a year to consider the Company’s compensation, benefit plans and policies; and
•
Role of Executive Officers and Management. Each year, the Chief Executive Officer provides the Compensation Committee with an individual performance assessment for each of the other Named Executive Officers and the other officers of the Company, along with compensation recommendations for each. The Compensation Committee reviews and discusses these recommendations with the Chief Executive Officer and has full discretion over all recommended compensation actions. The Compensation Committee also meets with the Chief Executive Officer to conduct his performance assessment. The Compensation Committee has full discretion over compensation actions for the Chief Executive Officer. Finally, the executive officers do not play a role in determining or recommending the amount or form of director compensation, although management does from time to time conduct research and survey directors’ compensation at the Committee’s request.

When determining compensation policies and individual compensation levels for the Named Executive Officers, the Compensation Committee takes into consideration a variety of factors. These factors include the overall financial and operating performance of the Company, the Committee and the Board’s overall assessment of each executive’s individual performance and his or her contribution towards meeting corporate objectives, levels of responsibility, length of service and industry comparables.
•
Salary. The salary for each Named Executive Officer is primarily determined having regard to his responsibilities, individual performance factors, overall corporate performance, and the assessment of such individual as presented by management to the Board and the Compensation Committee. The base salaries of executive officers are reviewed annually using the Compensation Survey Group. Base salary is intended to provide the Named Executive Officer with a compensation level competitive with base salaries within the industry.

•
Stock Options. Named Executive Officers benefit from improved performance of the Company significantly through their participation in the Stock Option Plan. The Compensation Committee may from time to time recommend the grant of stock options to the Company’s executive officers under the Stock Option Plan. All grants of options are reviewed and approved by the Board. Grants of stock options are intended to emphasize the executive officers’ commitment to the Company’s growth and the enhancement of share value and to reward executive officers for the Company’s performance through appreciation in equity values. The grant of stock options, as a key component of the executive compensation package, enables the Company to attract and retain qualified executives. The Compensation Committee reviews option balances annually and recommends grants to newly hired executive officers at the time of their employment. The amount and terms of outstanding options held by an executive are taken into account when determining whether and how new option grants should be made to the executive. The number of Common Shares which may be subject to option in favour of any one individual is limited under the terms of the Stock Option Plan, and the limit cannot be increased without Shareholder or regulatory approval.

•
Perquisites and Benefits. The Compensation Committee also determines industry standard perquisites with reference to the Compensation Survey Group, including car allowances, contributions for retirement savings plans (RRSPs/401(k)s), travel-to-work and parking benefits and club memberships, for each Named Executive Officer. The level of Company perquisites is intended to provide the Named Executive Officer with a package competitive within the industry, so as to attract and retain talented executives. Executive officers also participate in employee-wide health insurance benefit plans.

•
Short-term Incentive Plan. Executive officers benefit from improved performance of the Company from time to time by the receipt of cash bonuses, at the discretion of the Compensation Committee. Cash bonuses are typically paid once per year at the start of the first quarter and reflect the Compensation Committee’s assessment of the immediately preceding financial year’s performance.

Compensation paid to Named Executive Officers in 2008
There are no material differences in compensation policies with respect to each Named Executive Officer, with the exception of Mr. Philip Buck, whose compensation in 2008 includes an amount for his relocation from Canada to the United States. The Compensation Committee has designated each of the Named Executive Officer’s target compensation levels to be at the Compensation Survey Group’s median. Compensation levels for the chief executive officer position at the companies in the Compensation Survey Group generally exceed pay levels for other executive officers. Similarly, Mr. Farmer’s compensation also exceeds that of the Company’s other Named Executive Officers.
Each employment contract between the Company and each Named Executive Officer sets out the parameters for that individual’s short term incentive payment entitlement, as follows:
a)
The contracts of Messrs. Farmer and Hochstein provide that they are each entitled to an annual cash bonus in a quantum to be determined by the Board, and their bonuses are payable based upon the satisfactory achievement of incentive parameters established by the Board.

b)
According to Mr. Anderson’s contract, he is eligible for an annual cash bonus in an amount up to 50% of his base salary, 25% of which is based on incentive parameters established by the Board and 75% of which is payable at the discretion of the Board.

c)
The employment contract of Mr. Buck provides that he is entitled to an unspecified discretionary annual cash bonus, as determined by the Company, which is to be based upon his performance and the Company’s performance.

d)	The employment contract of Mr. Steel provides that he is entitled to an unspecified discretionary annual cash bonus, as determined by the Company.
All of the Named Executive Officers received a grant of stock options in 2008. Messrs. Buck and Steel were hired in late 2007 and received options exercisable at the then market price in January as part of their new employment package. One third of those options vested immediately. In February 2008, the remaining Named Executive Officers received option grants at C$1.47 above the then current market price, which would vest over three years, to provide a longer term incentive as each no longer had any unvested options. However, later in the year all of the Named Executive Officers voluntarily surrendered all of the options granted, except for Messrs. Buck and Steel who retained the vested portion of their grants, as detailed below. The NEOs agreed collectively to surrender all of their unvested options considering the following: (i) the exercise prices of those options substantially exceeded the then current trading price of the Company’s Common Shares; and (ii) given that differential, the option grants no longer provided the intended incentive.
The Named Executive Officers receive limited perquisites, including a car allowance, contributions for retirement savings plans (RRSPs for executives resident in Canada, contributions to 401(k) plans for executives resident in the United States) and travel-to-work and parking benefits. The Chief Executive Officer also receives a perquisite account up to an annual maximum of C$25,000, which may be used to pay for professional financial and tax advice and other business related expenditures that would not be appropriate for direct Company expense. The Chief Executive Officer also has a club membership. The Executive Vice President and Chief Financial Officer also receives a fitness club membership. When considering these perquisites, the Compensation Committee has concluded that they are similar to those provided to executive officers within the Compensation Survey Group and that they are therefore necessary for retention and recruitment purposes. The Compensation Committee periodically reviews perquisites to assure that they are appropriate in light of Denison’s total compensation program and market practice. See the “Summary Compensation Table” in this Circular for further details regarding Named Executive Officer perquisite details. Other than these perquisites, executive officers receive the same benefits as other Company employees.

Below are the specific compensation actions for each of the Named Executive Officers in 2008, which should be reviewed in conjunction with the “Summary Compensation Table” in this Circular.
Mr. E. Peter Farmer
Base Salary Increase. In 2008, the Compensation Committee approved a base salary increase for Mr. Farmer of approximately 3.1%, primarily to keep his salary within the median range of the Compensation Survey Group.
Annual Cash Incentive. In determining Mr. Farmer’s annual cash incentive for 2008, the Compensation Committee considered his performance and the Company’s performance relative to the strategic objectives set for 2007, as detailed below.

Key Strategic Objective	Assessment
Successfully integrate DMI and International Uranium Corporation following the Denison Arrangement	The integration was complex, involving significant accounting and reporting changes. Nonetheless, the integration was smooth and successful.

Secure mining contracts for U.S. mines on favourable terms	At the end of 2007, three mining contracts were finalized for the Company’s U.S. mines, with five operating.

Implement White Mesa modernization program	The modernization was substantially completed, including all necessary permitting, with the exception of the vanadium circuit.

Complete acquisition of OmegaCorp Ltd.	The acquisition was successfully completed with the Company acquiring more than 96% of the outstanding shares.

Accelerate exploration program in Canada and Mongolia
Exploration was completed with notable progress in Canada at Wheeler River and Moore Lake and in Mongolia. In addition, the Company prepared and filed reports on its mineral resources estimates at the Hairhan and Haraat deposits in Mongolia pursuant to National Instrument 43-101 of the Canadian Securities Administrators (the “CSA”).

Acquire mineral reserves and resources proximate to existing mills	The Company acquired 5 uranium deposits from AREVA Group in Arizona with substantial historical resource estimates.

Secure uranium sales contracts for U.S. production	The Company successfully negotiated its first U.S. uranium sale contract on favourable terms for 17% of production from White Mesa mill.

Access capital to fund exploration and general corporate purposes	The Company raised over C$124 million in equity in 2007.

Provide greater liquidity to shareholders and greater access to equity for the Company	The Company’s Common Shares were successfully listed on the American Stock Exchange (now NYSE Amex), under the ticker symbol “DNN”.

Progress the Midwest Project and the mineral resource estimates on the property
Significant exploration was conducted on Midwest; the Company and its Midwest joint venture partners committed to proceed with the development of the Project, and the Company embarked on the preparation of a mineral resource estimate for Midwest Deposit A, pursuant to National Instrument 43-101 of the CSA.

Increase revenues by 15%	This target was met with revenue up by approximately $41.1 million as compared to 2006.
As a result of this assessment and the factors identified above, Mr. Farmer was awarded an annual incentive award of $187,620.

Mr. James Anderson
Base Salary Increase. In 2008, the Compensation Committee approved a base salary increase of 3.8% for Mr. Anderson. This increase was a reflection of his individual performance in 2007 and was consistent with salary increases provided to in the Compensation Survey Group.
Annual Cash Incentive. In determining his annual cash incentive award of $121,953, the Compensation Committee considered the significant finance initiatives taken on by Mr. Anderson in 2007 including the successful integration of DMI and International Uranium Corporation, the Company’s equity financings during the year and the implementation of internal controls and reporting compliance required by the Sarbanes-Oxley Act of 2002 (“SOX”) and subsequent rules and regulations issued by the United States Securities and Exchange Commission.
Mr. Ron F. Hochstein
Base Salary Increase. In 2008, the Compensation Committee approved a base salary increase of 3.1% for Mr. Hochstein. This increase was a reflection of his individual performance in 2007 and was consistent with salary increases provided to in the Compensation Survey Group.
Annual Cash Incentive. In determining his annual cash incentive award of $150,096, the Compensation Committee considered Mr. Hochstein’s strong performance in respect of the Company’s operations in Zambia, Mongolia, the United States and Canada. The Compensation Committee concluded that Mr. Hochstein was integral to the successful integration of DMI and International Uranium Corporation and to the commencement of mining and milling operations in the United States.
Mr. Philip Buck
Base Salary. In setting Mr. Buck’s base salary as of the commencement of his employment, the Compensation Committee considered the Compensation Survey Group for his position and his relative position and responsibilities in relation to other executive officers of the Company.
Sign-On Awards. Mr. Buck’s employment began on January 15, 2008. On the commencement of his employment, the Compensation Committee approved a sign-on cash bonus of $50,000. This sign-on amount was awarded primarily to offset compensation awards from his previous employer that were forfeited when he resigned to accept his position at Denison.
Relocation Benefits. In addition, Mr. Buck’s compensation for 2008 includes a one-time relocation expense associated with moving his family from Toronto, Ontario to Denver, Colorado. These additional benefits were paid in connection with his offer letter and were important in recruiting Mr. Buck and are consistent with industry practices. Additionally, the Company provided Mr. Buck with a one-time reimbursement of $5,000 on account of professional financial/tax planning in respect of the financial year ended December 31, 2008, to assist him with the tax implications of moving to the United States.
Option Grant. It is customary for new employees of the Company to receive an option grant upon their commencement of employment. Mr. Buck received a grant of 150,000 options to acquire Common Shares at a price of C$6.66 on January 23, 2008. In determining the size of his grant, the Compensation Committee considered his position with the Company and his relative position and responsibilities in relation to other executive officers of the Company. Later in the year Mr. Buck voluntarily surrendered all but 25,000 options.
Mr. Steel
Base Salary. In setting Mr. Steel’s base salary as of the commencement of his employment, the Compensation Committee considered the Compensation Survey Group for his position and his relative position and responsibilities in relation to other executive officers of the Company.
Option Grant. It is customary for new employees of the Company to receive an option grant upon their commencement of employment. Mr. Steel received a grant of 100,000 options to acquire Common Shares at a price of C$6.66 on January 23, 2008. In determining the size of his grant, the Compensation Committee considered his position with the Company and his relative position and responsibilities in relation to other executive officers of the Company. Later in the year Mr. Steel voluntarily surrendered all but 33,000 options.

Compensation Plan Changes for 2009
In recognition of the turmoil in the financial markets in 2008, the substantial decrease in the spot price of uranium in 2008, and the need for fiscal restraint, management recommended to the Compensation Committee and the Compensation Committee concurred when it met in the first quarter of this financial year that no annual cash incentives would be paid to any Named Executive Officer or any other officer of the Company in 2009 on account of the financial year ended December 31, 2008.
PERFORMANCE GRAPH
The following graph illustrates the comparison between the cumulative total shareholder return for C$100 invested in Common Shares, for the Company’s five most recently completed financial years, as compared to the Toronto Stock Exchange S&P/TSX Composite Index (the “TSX Index”) for the applicable period. The Common Share performance as set out in the graph does not necessarily indicate future price performance. Amounts below are stated in Canadian dollars.
COMPARISON OF RETURN(1) FOR THE COMPANY’S
FIVE MOST RECENTLY COMPLETED FINANCIAL YEARS

Notes:

(1)	Data supplied by the TSX.

Although the market price of the Common Shares dropped by more than 24% during the course of the financial year ended December 31, 2007, the Compensation Committee approved the payment of annual short-term incentive awards for its executive officers in 2008 due to the number of significant achievements of management during the financial year ended December 31, 2007. Salaries were increased by a small percentage to ensure that the Company retained its executive talent, with competitive salaries. However, with the significant decline in the trading price of the Common Shares in 2008, the substantial decrease in the spot price of uranium in 2008 and the economic turmoil in the financial markets, management recommended to the Compensation Committee and the Compensation Committee concurred that no annual cash incentives would be paid in 2009 to any Named Executive Officer or any other officer of the Company on account of the financial year ended December 31, 2008. Salaries have been similarly frozen for this year.
SUMMARY COMPENSATION TABLE
The following table is a summary of compensation paid, payable, awarded or granted to the Named Executive Officers. Disclosure relating to the financial year ended December 31, 2008 has been prepared in accordance with Form 51-102F6 — Statement of Executive Compensation under National Instrument 51-102 — Continuous Disclosure Obligations of the CSA, as amended on September 18, 2008. None of the Named Executive Officers received any “share-based awards” or any non-equity long term incentive plan pay grants for 2008. The Company does not have any defined benefit or actuarial plans.

					Non-equity
					incentive plan
Name and					compensation —
Principal Position	Financial		Option-based		Annual Incentive		All other	Total
of Named	Year	Salary	awards(2)		Plans(3)		compensation(4)	compensation
Executive Officer	Ending(1)	($)	($)		($)		($)	($)

E. Peter Farmer(5,7,8)	2008	$386,779	Nil	(9)	$187,620		$66,460	$640,859
Chief Executive Officer	2007	$372,128	Nil		Nil		$56,035
	2006	$344,650	$1,126,392		$176,367		$75,292

Ron F. Hochstein(6,7,8)	2008	$314,264	Nil	(9)	$150,096		$19,919	$484,279
President and Chief Operating Officer	2007	$302,354	Nil		Nil		$21,372
	2006	$245,811	$1,126,392		$214,598		$4,664

James R. Anderson(5,7)	2008	$253,287	Nil	(9)	$121,953		$31,476	$406,716
Executive Vice President and	2007	$243,278	Nil		Nil		$31,086
Chief Financial Officer	2006	$217,152	$703,995		$110,229		$26,130

Philip Buck	2008	$168,077	$50,673	(9)	$50,000	(10)	$71,440	$340,190
Vice President, Mining

Curt Steel	2008	$160,192	$66,889	(9)	Nil		$3,808	$230,889
Vice President, Sales and Marketing

Notes:

(1)
In August 2006, the Company changed its fiscal year end from September 30 to December 31. The Company elected to use a 15-month period ending December 31, 2006 for its audited consolidated financial statements as permitted under Canadian securities regulations. Except for disclosure above relating to Messrs. Farmer and Anderson which is based on DMI’s 12-month periods ending December 31, references to “2006” are to the 15-month period ended December 31, 2006.

(2)
This amount represents the fair value, on the date of grant, of awards made under the Company’s Stock Option Plan for the applicable financial year. See “Equity Compensation Plan Information”. The grant date fair value has been calculated using the Black Scholes model according to Section 3870 of the CICA Handbook since it is used consistently by comparable companies. The key assumptions and estimates used for the calculation of the grant date fair value under this model include the risk-free interest rate, expected stock price volatility, expected life and expected dividend yield. Option fair values were calculated in C$ and translated into US$ using an average annual exchange rate of: (i) 1.0660 for 2008; and (ii) 1.134 for 2006. Reference is made to the disclosure regarding the Company’s Stock Option Plan in Note 18 in the Consolidated Financial Statements for the Year Ended December 31, 2008 available on the SEDAR website at www.sedar.com. Options to acquire shares of DMI were granted to Messrs. Anderson and Farmer during 2006, which as a result of the Denison Arrangement, entitle them to acquire Common Shares. The details of these grants are restated to give effect to the Denison Arrangement as: (i) in 2006, for Mr. Farmer; 576,000 options at an exercise price of C$5.024, 96,000 have been exercised; and for Mr. Anderson, 144,000 options at an exercise price of C$5.024. See Note 9 of this table for more information on the above Option-based Awards.

(3)	Represents the cash bonus awards paid on account of prior year’s performance.

(4)
These amounts consist of car allowance, club memberships, travel-to-work or parking benefits, life insurance premiums and retirement savings benefits. The retirement savings benefits component exceeds 25% of All Other Compensation, amounting to: (i) in 2008: $38,678 for Mr. Farmer; $17,730 for Mr. Anderson; $15,713 for Mr. Hochstein; $2,192 for Mr. Buck and $3,596 for Mr. Steel; (ii) in 2007: $38,042 for Mr. Farmer; $16,932 for Mr. Anderson; and $15,118 for Mr. Hochstein; and (iii) in 2006: $34,465 for Mr. Farmer and $13,220 for Mr. Anderson. With the exception of retirement savings benefits, these amounts are paid on a cash reimbursement basis. Retirements savings benefits are paid on a cash basis, based on a percentage of employment income.

(5)
Messrs. Farmer and Anderson joined the Company on December 1, 2006 upon the completion of the Denison Arrangement. Prior to that, they were employed by DMI. Amounts stated include compensation paid to Messrs. Farmer and Anderson by DMI from January 1, 2006 to November 30, 2006 and then by the Company until December 31, 2006.

(6)	Mr. Hochstein served as the Company’s Chief Executive Officer until the completion of the Denison Arrangement.

(7)	Compensation was paid in C$ and translated into US$ using an average annual exchange rate of: (i) 1.0660 for 2008; (ii) 1.0749 for 2007; and (iii) 1.134 for 2006.

(8)	Messrs. Farmer and Hochstein have served as directors of the Company since 2006. Neither of them is compensated by the Company for serving in such capacity.

(9)
In 2008, the Company granted options having a fair value on the date of grant as to: (i) $873,985 for each of Messrs. Farmer and Hochstein; and (ii) $546,241 for Mr. Anderson. All of these options were voluntarily surrendered for cancellation by said individuals before December 31, 2008. The Company granted options to Messrs. Buck and Steel upon their commencement of employment having a fair value on the date of grant of $304,042 and $202,694, respectively. Prior to the end of 2008, Messrs. Buck and Steel both surrendered those options for cancellation that had not vested, having a fair value of $253,369 and $135,805, respectively. See “Compensation Discussion and Analysis - Compensation paid to Named Executive Officers in 2008”.

(10)	This amount was awarded to Mr. Buck to offset compensation awards from his previous employer that were forfeited when he resigned to accept his position at Denison.
INCENTIVE PLAN AWARDS
The Company employs two forms of incentive plans to award its employees for individual and Company performance, namely option-based awards and non-equity based awards, both of which are described in detail below. The Company does not have a share-based incentive plan.
OUTSTANDING OPTION-BASED AWARDS
The following table sets out for each Named Executive Officer the number and value of options outstanding as of December 31, 2008.

	Option-based Awards
	Number of securities					Value of
	underlying unexercised		Option exercise			unexercised in-the-
	options		price		Option expiration	money options
Name	(#)		(C$)		date	(C$)

E. Peter Farmer	400,000		C$	10.78	December 8, 2009	Nil
Chief Executive Officer	480,000	(1)	C$	5.02	May 18, 2016	Nil

Ron F. Hochstein	400,000		C$	10.78	December 8, 2009	Nil
President and Chief Operating Officer

James R. Anderson	250,000		C$	10.78	December 8, 2009	Nil
Executive Vice President and	144,000	(1)	C$	5.02	May 18, 2016	Nil
Chief Financial Officer	288,000	(1)	C$	2.00	May 26, 2014	Nil

Philip Buck	25,000		C$	6.66	January 23, 2011	Nil
Vice President, Mining

Curt Steel	33,000		C$	6.66	January 23, 2011	Nil
Vice President, Sales and Marketing

Notes:

(1)	These options to acquire shares of DMI were granted to Messrs. Anderson and Farmer, which as a result of the Denison Arrangement, entitle them to acquire Common Shares.

VALUE VESTED OR EARNED DURING THE YEAR
The following table sets out for each Named Executive Officer information concerning the value of incentive plan awards, including option-based and non-equity incentive plan compensation, vested or earned during the financial year ended December 31, 2008.

		Non-equity incentive plan
	Option-based awards —	compensation — Value earned during
	Value vested during the year	the year
Name	(US$)(1)	(US$)(2)

E. Peter Farmer	Nil	$187,620	(3)
Chief Executive Officer

Ron F. Hochstein	Nil	$150,096	(3)
President and Chief Operating Officer

James R. Anderson	Nil	$121,953	(3)
Executive Vice President and Chief Financial Officer

Philip Buck	$50,673	$50,000	(4)
Vice President, Mining

Curt Steel	$66,889	Nil
Vice President, Sales and Marketing

Notes:

(1)
In 2008, the Company granted options having a fair value on the date of grant as to: (i) $873,985 for each of Messrs. Farmer and Hochstein; and (ii) $546,241 for Mr. Anderson. All of these options were voluntarily surrendered for cancellation by said individuals before December 31, 2008. The Company granted options to Messrs. Buck and Steel upon their commencement of employment having a fair value on the date of grant of $304,042 and $202,694, respectively. Prior to the end of 2008, Messrs. Buck and Steel both surrendered those options for cancellation that had not vested, having a fair value of $253,369 and $135,805, respectively. See “Compensation Discussion and Analysis - Compensation paid to Named Executive Officers in 2008”.

(2)	Represents cash bonus awards paid in 2008 on account of 2007 performance, except as in Note (4).

(3)	Compensation was paid in C$ and translated into US$ using an average annual exchange rate of 1.0660 for 2008.

(4)	This amount was awarded to Mr. Buck to offset compensation awards from his previous employer that were forfeited when he resigned to accept his position at Denison.

EQUITY COMPENSATION PLAN INFORMATION
The following table sets out information concerning the number and price of securities to be issued to employees and others under the Stock Option Plan. The Stock Option Plan complies with the rules set forth for such plans by the TSX.

Number of Common Shares
Remaining Available for
Future Issuance Under Stock
	Number of Common Shares			Option Plan
	to be Issued upon Exercise of	Weighted — Average Exercise		(excluding securities reflected
	Options	Price of Outstanding Options		in (a))
	(as at December 31, 2008)	(as at December 31, 2008)		(as at December 31, 2008)
Plan Category	(a)	(b)		(c)(2)
Equity Compensation Plans Approved by Securityholders(1)	5,536,384	C$	7.11	9,692,590

Equity Compensation Plans Not Approved by Securityholders	Nil	Nil		Nil

Notes:

(1)
Reference is made to the disclosure regarding the Company’s Stock Option Plan in Note 19 in the Consolidated Financial Statements for the Year Ended December 31, 2008 available on the SEDAR website at www.sedar.com. As part of the Denison Arrangement, the Company assumed the DMI Plan. See the discussion under the heading “The DMI Plan” in this Circular.

(2)
Based on 197,295,415 Common Shares outstanding on December 31, 2008. The aggregate number of Common Shares that may be issued pursuant to the Stock Option Plan, as amended, may not exceed ten percent of the number of Common Shares outstanding at the time of grant, subject to a maximum of 20,000,000. As at December 31, 2008, 10,307,410 options had been granted (less cancellations) since the Stock Option Plan’s inception in 1997. No additional options can be issued under the DMI Plan.

The Company’s Stock Option Plan
The Stock Option Plan is currently the only equity-based compensation arrangement pursuant to which securities may be issued from treasury of the Company. The major features of the Stock Option Plan can be summarized as follows:
•
The Board, or a committee appointed for such purposes, may from time to time grant to directors, officers, eligible employees of, or consultants to, the Company or its subsidiaries, or to employees of management companies providing services to the Company (collectively, the “Eligible Personnel”) options to acquire Common Shares in such numbers, for such terms and at such exercise prices as may be determined by the Board or such committee. The purpose of the Stock Option Plan is to advance the interests of the Company by providing Eligible Personnel with a financial incentive for the continued improvement of the Company’s performance and encouragement to stay with the Company.

•
The maximum number of Common Shares that may be reserved for issuance for all purposes under the Stock Option Plan shall not exceed ten percent of the issued and outstanding shares of the Company at the time of grant subject to a maximum of 20,000,000 shares or such additional amount as the Company’s shareholders may approve from time to time. This maximum number includes both Common Shares previously issued upon the exercise of options over the entire term of the Stock Option Plan since February 14, 1997 and Common Shares issuable under outstanding options under the Stock Option Plan, as amended. Any Common Shares subject to a share option which for any reason is cancelled or terminated without having been exercised will again be available for grant under the Stock Option Plan. The maximum number of Common Shares that may be reserved for issuance to insiders of the Company under the Stock Option Plan and under any other share compensation arrangement is limited to ten percent of the Common Shares outstanding at the time of grant (on a non-diluted basis).

•
The Board has the authority under the Stock Option Plan to establish the option price at the time each share option is granted. The option price may not be lower than the market price, for example, the closing price of the Common Shares as traded on the TSX on the last trading day preceding the date on which the option is approved by the Board.

Options granted under the Stock Option Plan must be exercised no later than ten years after the date of grant or as otherwise determined by the Board, and options are not transferable other than by will or the laws of dissent and distribution. Typically, if an optionee ceases to be an Eligible Person for any reason whatsoever other than death, each option held by such optionee will cease to be exercisable 30 days following the termination date (being the date on which such optionee ceases to be an Eligible Person). If an optionee dies, the legal representative of the optionee may exercise the optionee’s options within one year after the date of the optionee’s death but only up to and including the original option expiry date.
There were no options held by the Named Executive Officers that were re-priced downward during the most recently completed financial year of the Company. The Company provides no financial assistance to facilitate the purchase of Common Shares to directors, officers or employees who hold options granted under the Stock Option Plan.
The DMI Plan
As a result of the Denison Arrangement, the Company agreed to assume all of DMI’s obligations under the stock option plan of DMI (the “DMI Plan”). As a result, DMI optionholders received 2.88 Common Shares for each DMI option exercised according to its terms at the time of grant. The Denison Arrangement also resulted in the automatic vesting of all DMI options outstanding on December 1, 2006. On December 1, 2006, an aggregate of 1,411,115 options were outstanding under the DMI Plan, which were restated to give effect to the Denison Arrangement as 4,064,011 options. No further grants can be made under the DMI Plan.
TERMINATION AND CHANGE OF CONTROL BENEFITS
There are no compensatory plans or arrangements in place, including payments to be received from the Company or its subsidiaries, with respect to any of the Named Executive Officers, which would result from the resignation, retirement or any other termination of employment of such person’s employment with the Company and its subsidiaries or from a change of control of the Company or any subsidiary of the Company or a change in the Named Executive Officer’s responsibilities following a change in control, except for those disclosed below.
All of the Named Executive Officers have written employment agreements with Denison, which set out their rights in the event of termination without cause. The contracts of Messrs. Farmer, Hochstein and Anderson also entitle each executive to treat his contract as terminated and to receive respective separation payments outlined below upon the occurrence of a “Good Reason” as defined therein. In each contract, a Good Reason is defined as one of the following:
a)	A reduction in the executive’s salary;
b)	A material alteration in the scope of the executive’s duties, his responsibilities or his reporting relationship;
c)	Requiring the executive to be based in a different location; or
d)	A change of control of the Company.
In the contracts of Messrs. Farmer, Hochstein and Anderson, a change of control is broadly defined to include the acquisition by any holder of 50% of the Common Shares. The definition also includes a change in the composition of a majority of the Board upon the occurrence of a change of control to the exclusion of directors pre-dating such change of control. A change of control is also defined to mean the approval by the Shareholders of any form of business arrangement not approved by the Board prior to such transaction occurring which results in the Shareholders not holding more 50% of the votes attaching to the Company’s securities; the liquidation, dissolution or winding up of the Company; or the sale, lease or other disposition of all of substantially all of the assets of the Company.

All options held by directors and employees of the Company vest immediately following a change of control (as defined in the Stock Option Plan) of the issued and outstanding securities of the Company.
Mr. Farmer
In the event that Mr. Farmer’s employment is terminated for a reason other than just cause or in the event of a Good Reason, he will be entitled to a payment equal to his salary for 30 months (“CEO Notice Payment”) and a bonus payment in an amount equal to the bonus payment earned by him for the fiscal year ending immediately prior to the effective date of termination. In addition, Mr. Farmer will be entitled to a payment equivalent to 19% of the CEO Notice Payment in lieu of benefits. Finally, if Mr. Farmer’s employment is terminated for a reason other than just cause, any of Mr. Farmer’s unvested stock options will automatically vest and be exercisable for a 90-day period.
Mr. Hochstein
In the event that Mr. Hochstein’s employment is terminated for a reason other than just cause or in the event of a Good Reason, he will be entitled to a payment equal to his salary for 30 months (“P&COO Notice Payment”) and a bonus payment in an amount equal to the bonus payment earned by him for the fiscal year ending immediately prior to the effective date of termination. In addition, Mr. Hochstein will be entitled to a payment equivalent to 19% of the P&COO Notice Payment in lieu of benefits. Finally, if Mr. Hochstein’s employment is terminated for a reason other than just cause, any of Mr. Hochstein’s unvested stock options will automatically vest and be exercisable for a 90-day period.
Mr. Anderson
In the event that Mr. Anderson’s employment is terminated for a reason other than just cause or in the event of a Good Reason, he will be entitled to a payment equal to his salary for 24 months and a bonus payment in an amount equal to the bonus payment earned by him for the fiscal year ending immediately prior to the effective date of termination. If Mr. Anderson’s employment is terminated for a reason other than just cause, any of Mr. Anderson’s unvested stock options will automatically vest and be exercisable for a 90-day period.
Mr. Buck
Mr. Buck’s employment with the Company is for a one year term and may be extended automatically for one additional year on its anniversary date unless notice of non-extension is given three months prior to the expiry date. If Mr. Buck’s employment is terminated prior to the end of a term for a reason other than cause, then Mr. Buck shall be entitled to the greater of three month’s salary or severance payable under Denison’s corporate severance policy, if any, at the time.
In the event of a change of control of the Company within the first five years of Mr. Buck’s employment then Mr. Buck shall be entitled to resign and will receive 12 months’ salary. Beyond five years of employment with Denison, Mr. Buck’s entitlement upon change of control of the Company is equal to the greater of three month’s salary or severance payable under Denison’s corporate severance policy at the time. In Mr. Buck’s contract, a change of control is defined as a successful takeover of Denison Mines (USA) Corp. or its parent.
Mr. Steel
Mr. Steel’s employment with the Company is for a one year term and may be extended automatically for one additional year on its anniversary date unless notice of non-extension is given two months prior to the expiry date. If Mr. Steel’s employment is terminated for a reason other than cause, then Mr. Steel shall be entitled to the greater of three month’s salary or severance payable under Denison’s corporate severance policy, if any, at the time.
Mr. Steel’s employment contract does not provide for any payments upon a change of control of the Company.

ESTIMATED INCREMENTAL PAYMENTS UPON INVOLUNTARY TERMINATION
WITHOUT CAUSE AT DECEMBER 31, 2008
The following table sets forth the estimated incremental payments that would have been required to have been made to each Named Executive Officer has such individual been terminated without just cause on December 31, 2008.

				Value of	Payment in lieu of
Name	Separation Pay	Bonus Payment		Options(2)	Benefits	Total
E. Peter Farmer(1)	$966,947	Nil	(3)	Nil	$183,720	$1,150,667
Chief Executive Officer

Ron F. Hochstein(1)	$785,660	Nil	(3)	Nil	$149,275	$934,935
President and Chief Operating Officer

James R. Anderson(1)	$506,574	Nil	(3)	Nil	Nil	$506,574
Executive Vice President and Chief Financial Officer

Philip Buck	$47,500	Nil		Nil	Nil	$47,500
Vice President, Mining

Curt Steel	$42,500	Nil		Nil	Nil	$42,500
Vice President, Sales and Marketing

Notes:

(1)	Amounts would be payable in C$, and have been translated into US$ using an average annual exchange rate of 1.0660 for 2008 for illustrative purposes.

(2)
All options vest immediately if employment is terminated for a reason other than just cause or a Good Reason and are exercisable for a 90-day period. On December 31, 2008, the closing price of the Common Shares on the TSX was C$1.46, which is below the exercise price of any outstanding options of the Company.

(3)	No bonus payments were made during the 2007 fiscal year, which is the fiscal year ending immediately prior to the illustrative termination date of December 31, 2008.
ESTIMATED INCREMENTAL PAYMENTS UPON A CHANGE OF CONTROL
AT DECEMBER 31, 2008
The following table sets forth the estimated incremental payments that would have been required to have been made to each Named Executive Officer if such individual would have been entitled to terminate his employment in the event of a change of control on December 31, 2008.

				Value of	Payment in lieu of
Name	Separation Pay	Bonus Payment		Options(2)	Benefits	Total
E. Peter Farmer(1)	$996,947	Nil	(3)	Nil	$183,720	$1,150,667
Chief Executive Officer

Ron F. Hochstein(1)	$785,660	Nil	(3)	Nil	$149,275	$934,935
President and Chief Operating Officer

James R. Anderson(1)	$506,574	Nil	(3)	Nil	Nil	$506,574
Executive Vice President and Chief Financial Officer

Philip Buck	$190,000	Nil		Nil	Nil	$190,000
Vice President, Mining

Curt Steel	Nil	Nil		Nil	Nil	Nil
Vice President, Sales and Marketing

Notes:

(1)	Amounts would be payable in C$, and have been translated into US$ using an average annual exchange rate of 1.0660 for 2008 for illustrative purposes.

(2)
All options vest immediately following a change of control (as defined in the Stock Option Plan) of the issued and outstanding securities of the Company and for Good Reason and are exercisable for a 90-day period. On December 31, 2008, the closing price of the Common Shares on the TSX was C$1.46, which is below the exercise price of any outstanding options of the Company.

(3)	No bonus payments were made during the 2007 fiscal year, which is the fiscal year ending immediately prior to the illustrative termination date of December 31, 2008.

COMPENSATION OF DIRECTORS
Starting December 1, 2006, the Company commenced paying compensation to its non-employee directors for serving on Denison’s Board. Given the importance of attracting and retaining desirable board candidates, the Board approved the new compensation arrangement for directors upon the recommendation of the Compensation Committee. In making this recommendation, the Compensation Committee considered directors’ compensation offered by similar companies including some of those in the Compensation Survey Group, its directors’ time commitments and the risks and responsibilities that the directors of the Company assume in keeping with the roles of the Board and the standing committees.
During the financial year ended December 31, 2008, the directors of the Company who were not officers or employees of the Company were paid an annual fee of C$15,000. The attendance fee for Board meetings and committee meetings is C$1,200 for personal attendance and C$800 for attendance by telephone. At the request of the Board, one Board member is a member of a management committee, namely the SOX Steering Committee (the “SOX Committee”). This member is paid C$1,200 for personal attendance and C$800 for attendance by telephone at SOX Committee meetings. The Chairman of the Board receives a special fee of C$5,000 per annum and the Chair of the Audit Committee receives a special fee of C$4,000 per annum for acting in such capacities. Directors are eligible to participate in the Company’s Stock Option Plan. Directors are entitled to be reimbursed for expenses incurred by them in their capacity as directors; these amounts are not treated as compensation by the Company.
All of the directors received a grant of stock options in 2008. However, later in the year all of the directors voluntarily surrendered all of the options granted, which had not yet vested. The directors agreed collectively to surrender all of these unvested options considering the following: (i) the exercise prices of those options substantially exceeded the then current trading price of the Company’s Common Shares; and (ii) given that differential, the option grants no longer provided the intended incentive.
Messrs. Farmer and Hochstein were not paid any amount, in cash or otherwise, as a result of their serving as directors of the Company.
DIRECTOR COMPENSATION TABLE
The following table sets out the compensation(1) paid or payable to the directors of the Company for the financial year ended December 31, 2008.

			Option-based	All other
	Fees earned		awards(4)	compensation	Total
Name	($)		($)	($)	($)

John H. Craig	$26,830		Nil	Nil	$26,830

W. Robert Dengler	$25,704		Nil	Nil	$25,704

Brian D. Edgar	$23,453		Nil	Nil	$23,453

Paul F. Little	$28,706		Nil	Nil	$28,706

Lukas H. Lundin(2)	$25,516		Nil	Nil	$25,516

William A. Rand	$24,203		Nil	Nil	$24,203

Roy J. Romanow	$23,077		Nil	Nil	$23,077

Catherine J. G. Stefan(3)	$37,712	(5)	Nil	Nil	$37,712

Notes:

(1)	Compensation was paid in C$ and translated into US$ using an average annual exchange rate of 1.0660 for 2008.

(2)	Mr. Lundin serves as Chairman of the Board.

(3)	Ms. Stefan serves as Chair of the Audit Committee.

(4)
In 2008, the Company granted options to each director having a fair value on the date of grant as to $43,700, all of which were voluntarily surrendered for cancellation by said individuals before December 31, 2008. See “Compensation of Directors”.

(5)	Payments to Ms. Stefan include fees for attendance at meetings of the SOX Committee.
OUSTANDING OPTION-BASED AWARDS
To encourage directors to align their interests with Shareholders, directors are granted incentive stock options pursuant to the Stock Option Plan, from time to time. The following table sets out for each director all option-based awards outstanding as of December 31, 2008.

	Number of securities
	underlying				Value of unexercised in-
	unexercised options		Option exercise price		the-money options
Name	(#)		(C$)	Option expiration date	($)
John H. Craig	Nil(1)				Nil

W. Robert Dengler	20,000		$10.78	December 8, 2009	Nil
	57,600	(2)	$5.02	May 18, 2016	Nil
	86,400	(2)	$1.88	June 16, 2014	Nil

Brian D. Edgar	20,000		$10.78	December 8, 2009	Nil

Paul F. Little	20,000		$10.78	December 8, 2009	Nil
	57,600	(2)	$5.02	May 18, 2016	Nil
	115,200	(2)	$1.88	June 16, 2014	Nil

Lukas H. Lundin	20,000		$10.78	December 8, 2009	Nil

William A. Rand	20,000		$10.78	December 8, 2009	Nil

Roy J. Romanow	20,000		$10.78	December 8, 2009	Nil
	18,960	(2)	$5.02	May 18, 2016	Nil
	100,000	(2)	$5.16	May 16, 2015	Nil

Catherine J. G. Stefan	20,000		$10.78	December 8, 2009	Nil
	57,600	(2)	$5.02	May 18, 2016	Nil
	72,920	(2)	$3.06	September 24, 2014	Nil

Notes:

(1)	In 2008, Mr. Craig voluntarily surrendered for cancellation all of his options, including his vested and unvested options, before December 31, 2008. See “Compensation of Directors”.

(2)
Ms. Stefan and Messrs. Dengler, Little and Romanow each received a grant of options on May 18, 2006 while a director of DMI under the DMI Plan which, as a result of the Denison Arrangement, is now vested and entitle each of them to acquire Common Shares. The restated terms of these options are: (i) for Mr. Romanow, 40,320 at an exercise price of C$5.024, expiring May 18, 2016 and for Ms. Stefan and Messrs. Dengler and Little, 57,600 at an exercise price of C$5.024, expiring May 18, 2016.

VALUE VESTED OR EARNED DURING THE YEAR
The following table sets out for each director information concerning the value of incentive plan awards, including option-based and non-equity incentive plan compensation, vested or earned during the financial year ended December 31, 2008.

Non-equity incentive plan
	Option-based awards —	compensation — Value earned during
	Value vested during the year	the year
Name	(US$)(1)	(US$)
John H. Craig	Nil	Nil

W. Robert Dengler	Nil	Nil

Brian D. Edgar	Nil	Nil

Paul F. Little	Nil	Nil

Lukas H. Lundin	Nil	Nil

William A. Rand	Nil	Nil

Roy J. Romanow	Nil	Nil

Notes:

(1)
In 2008, the Company granted options having a fair value on the date of grant as to $43,700 to all of the directors, all of which were voluntarily surrendered for cancellation by said individuals before December 31, 2008. See “Compensation of Directors”.

DIRECTORS’ AND OFFICERS’ LIABILITY INSURANCE
The Company maintains liability insurance for its directors and officers acting in their respective capacities in an aggregate amount of C$20,000,000, subject to the following deductibles: (a) C$250,000 per occurrence; (b) C$250,000 for a loss due to a claim under to Canadian securities laws; and (c) C$500,000 for a loss due to a claim under to US securities laws. The premium paid by the Company in 2008 for this coverage was C$148,823 for the pro-rated period from December 4, 2008 to November 1, 2009. No amounts were paid by individual directors and officers for this coverage.
STATEMENT OF CORPORATE GOVERNANCE PRACTICE
Presented by the Corporate Governance and Nominating Committee
This statement of corporate governance practices is made with reference to National Policy 58-201, Corporate Governance Guidelines and National Instrument 58-101, Disclosure of Corporate Governance Practices (collectively, the “Governance Guidelines”) of the CSA and is current to date hereof.
Major securities regulatory changes in the United States affecting the Company have come into effect over the last several years. Many of these changes arise from SOX and subsequent rules and regulations issued by the United States Securities and Exchange Commission. The Corporate Governance and Nominating Committee has closely monitored the various changes and proposed changes in the regulatory environment and, where applicable, amended its governance practices to align with these changes that are currently in effect.

In accordance with the Governance Guidelines, the Company has chosen to disclose its system of corporate governance in this Circular. The following text sets forth the steps taken by the Company in order to comply with the Governance Guidelines and its system of corporate governance now in force.
The Board has considered the relationship and status of each director. As of the date hereof, the Board currently consists of ten directors, a majority of whom are independent.
Messrs. Farmer and Hochstein are not independent as executive officers of the Company. Mr. Lundin, Chairman of the Board, may not be considered independent due to his direct involvement in management of the Company. The remaining directors, Messrs. Craig, Dengler, Edgar, Little, Rand and Romanow and Ms Stefan do not have any material business relationships with the Company, and are therefore considered independent under the Governance Guidelines, and are otherwise independent under NI 52-110 for purposes of sitting on the Company’s Audit Committee.
Several of the directors of the Company serve as directors of other reporting issuers. Currently, the following directors serve on the boards of directors of other public companies as listed below:

Director	Public Company Board Membership
John H. Craig
Atacama Minerals Corp. (TSX-V), Canadian Gold Hunter Corp. (TSX), Consolidated HCI Holdings Corp. (TSX), Lundin Mining Corporation (TSX/OMX), PetroFalcon Corporation (TSX), Suramina Resources Inc. (TSX)

W. Robert Dengler	IAMGold Corporation (TSX)
Brian D. Edgar
Bayou Bend Petroleum Ltd.( TSX-V), Dome Ventures Corporation (TSX-V), Lucara Diamond Corp. (CNQ), Lundin Mining Corporation (NYSE/TSX/OMX), New West Energy Services Inc. (TSX-V), Pearl Exploration and Production Ltd. (TSX-V), Red Back Mining Inc. (TSX)

Ron F. Hochstein	Atacama Minerals Corp. (TSX-V), Fortress Minerals Corp. (TSX-V), JNR Resources Inc. (TSX-V), Santoy Resources Ltd. (TSX-V)
Paul F. Little	EGI Financial Holdings Inc. (TSX), Rebecca Capital Inc. (TSX-V), Pure Energy Services Ltd. (TSX), Sargasso Capital Corp. (TSX-V), World Point Terminals Inc. (TSX)
Lukas H. Lundin
Atacama Minerals Corp. (TSX-V), Canadian Gold Hunter Corp. (TSX), Fortress Minerals Corp. (TSX), Lucara Diamond Corp. (TSX-V), Lundin Mining Corporation (TSX/OMX), Lundin Petroleum AB (OMX), Pearl Exploration and Production Ltd. (TSX-V), Red Back Mining Inc. (TSX), Suramina Resources Inc. (TSX), Vostok Gas Ltd (OMX), Vostok Nafta Investment Ltd. (OMX)

William A. Rand
Canadian Gold Hunter Corp. (TSX), Dome Ventures Corporation (TSX-V), Lundin Mining Corporation (NYSE/TSX/OMX), Lundin Petroleum AB (OMX), New West Energy Services Inc. (TSX-V), Pender Financial Group Corporation (TSX-V), Suramina Resources Inc. (TSX), Vostok Gas Ltd (OMX), Vostok Nafta Investment Ltd. (OMX)

Roy J. Romanow	Torstar Corporation (TSX)

Legend:

NYSE = New York Stock Exchange

OMX = The Nordic Exchange

TSX = Toronto Stock Exchange

TSX-V = TSX Venture Exchange

CNQ = Canadian Trading and Quotation System
Mandate of the Board
The Board has adopted a mandate which acknowledges its stewardship responsibilities. A copy of the Board’s mandate is appended to this Circular. The Board’s principal responsibilities are to supervise and evaluate management, to oversee the conduct of the Company’s business, to set policies appropriate for the business of the Company and to approve corporate strategies and goals. The Board is to carry out its mandate in a manner consistent with the fundamental objective of enhancing shareholder value.

In discharging its stewardship over the Company, the Board has undertaken the following specific duties and responsibilities: (i) satisfying itself as to the integrity of the Chief Executive Officer and other executive officers and as to a culture of integrity throughout the Company; (ii) approving, supervising and providing guidance to management on the Company’s strategic planning process; (iii) identifying the principal risks of the Company’s business and ensuring management’s implementation and assessment of appropriate risk management systems; (iv) ensuring that the Company has highly qualified management and adequate and effective succession plans for senior management; (v) overseeing the Company’s communications policy with its shareholders and with the public generally; (vi) assessing directly and through its Audit Committee, the integrity of the Company’s internal control and management information systems; and (vii) providing for the independent functioning of the Board.
To assist the Board in its responsibilities, the Board has established four standing committees: the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee and the Environment, Health and Safety Committee. Each committee has a written mandate and reviews its mandate annually.
Board Independence
The Board believes that adequate structures and processes are in place to facilitate the functioning of the Board independently of management. Each of the Audit Committee and Corporate Governance and Nominating Committee are entirely composed of directors who are independent within the meaning of the Governance Guidelines, and the Compensation Committee and the Environment, Health and Safety Committee are each composed of a majority of directors who are independent within the meaning of the Governance Guidelines. In addition, it is common practice for the Chairman to delegate the chair to Mr. Paul Little, the Lead Director, during Board meetings.
The Board regularly sets aside a portion of each meeting to meet without management and non-independent directors present. In addition, the mandates of the Board and the Corporate Governance and Nominating Committee require procedures be implemented at such times as are desirable or necessary to enable the Board to function independently of management and to facilitate open and candid discussion among its independent directors. Furthermore, individual directors may, in appropriate circumstances and with the authorization of the applicable committee of the Board or the Chairman, engage independent advisors at the expense of the Company.
The Board has appointed Mr. Paul F. Little, an independent director, as Lead Director to act as effective leader of the Board, to ensure that the Board’s agenda will enable it to successfully carry out its duties and to provide leadership for the Board’s independent directors.
Orientation and Continuing Education
The Board encourages directors and senior management to participate in appropriate professional and personal development activities, courses and programs, and supports management’s commitment to the training and development of all permanent employees. Management periodically arranges for site visits to the Company’s various facilities and properties to better familiarize members of the Board with the Company’s business and operations. For example, during the 2008 financial year, the Board toured the Company’s facilities and properties in the United States for three days.
In addition, the Chief Executive Officer reviews with each new Board member: (i) information and materials regarding the nature and operations of the Company’s business, including the role of the Board, its committees and directors; (ii) the legal obligations of a director of the Company and other matters required to be addressed under any orientation and education program required for new recruits to the Board. The Company’s outside legal counsel also provides directors and senior officers of the Company with summary updates of any developments relating to the duties and responsibilities of directors and officers and to any other corporate governance matters. In addition, the Board will provide any further continuing education opportunities for all directors, where required, so that individual directors may maintain or enhance their skills and abilities as directors, as well as to ensure that their knowledge and understanding of the Company’s business remains current.

Ethical Business Conduct
The Company is committed to conducting its business in compliance with the law and the highest ethical standards. Accordingly, the Company has adopted a written Code of Ethics (the “Code”) applicable to directors, officers and all employees of the Company. Directors, officers or employees who have concerns or questions about violations of laws, rules or regulations, or of the Code are required to report them to the Corporate Secretary or to the Chair of the Company’s Audit Committee. Following receipt of any complaints, the Corporate Secretary or Chair of the Audit Committee, as the case may be, will investigate each matter so reported and report to the Audit Committee. The Audit Committee will have primary authority and responsibility for monitoring compliance with and enforcing the Code, subject to the supervision of the Board. The Company encourages all directors, officers, and employees to report promptly any suspected violation of the Code to the Corporate Secretary or Chair of the Audit Committee. The Company does not tolerate any retaliation for reports or complaints regarding suspected violations of the Code that were made in good faith.
All directors, officers and employees have an obligation to act in the best interest of the Company. Any situation that presents an actual or potential conflict between a director, officer or employee’s personal interests and the interests of the Company are to be reported to the Chair of the Company’s Audit Committee.
The Code is available on the Company’s website and has been filed on and is accessible through SEDAR on the Company’s profile at www.sedar.com.
The Audit Committee has also established a Policy and Procedures for the Receipt, Retention and Treatment of Complaints Regarding Accounting, Internal Accounting Controls or Auditing Matters (the “Whistleblower Policy”), to encourage employees, officers and directors to raise concerns regarding accounting, internal controls or auditing matters, on a confidential basis free from discrimination, retaliation or harassment.
Board Committees
The Board has established four committees: the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee and the Environment, Health and Safety Committee.
The Audit Committee
The Audit Committee is composed of three directors. The members of the Audit Committee currently consist of: Paul F. Little, William A. Rand and Catherine J.G. Stefan, all of whom are independent and financially literate for the purposes of MI 52-110. All three are considered by the Company to have financial expertise within the meaning of SOX. Mr. Rand has a commerce degree with a major in accounting and two law degrees, with extensive experience in corporate finance. Moreover, Mr. Rand has been actively involved as an audit committee member for many years on a number of public companies. Mr. Little is a Chartered Accountant, with an MBA (Finance) and has held the position of Chief Financial Officer for several companies. Ms Stefan is a Chartered Accountant with a B. Comm. In addition, she has held the position of Senior Vice President of a public company.
The Audit Committee oversees the accounting and financial reporting processes of the Company and its subsidiaries and all audits and external reviews of the financial statements of the Company, on behalf of the Board, and has general responsibility for oversight of internal controls, and accounting and auditing activities of the Company and its subsidiaries. All auditing services and non-audit services to be provided to the Company by the Company’s auditors are pre-approved by the Audit Committee. The Committee reviews, on a continuous basis, any reports prepared by the Company’s external auditors relating to the Company’s accounting policies and procedures, as well as internal control procedures and systems. The Committee is also responsible for examining all financial information, including annual and quarterly financial statements, prepared for securities commissions and similar regulatory bodies prior to filing or delivery of the same. The Audit Committee also oversees the annual audit process, the quarterly review engagements, the Company’s internal accounting controls, the Company’s Code and Whistleblower Policy, any complaints and concerns regarding accounting, internal control or audit matters and the resolution of issues identified by the Company’s external auditors. The Audit Committee recommends to the Board the firm of independent auditors to be nominated for appointment by the shareholders. The Audit Committee meets a minimum of four times a year.

The Compensation Committee
The composition and the roles and responsibilities of the Compensation Committee are discussed earlier in this Circular. See “Compensation Discussion and Analysis”.
The Environment, Health and Safety Committee
The Environment, Health and Safety Committee (the “EHS Committee”) consists of three directors, the majority of whom are independent within the meaning of the Governance Guidelines. The EHS Committee currently includes: John H. Craig, W. Robert Dengler and Ron F. Hochstein. Due to the complexity of the uranium exploration, mining and milling and radioactive waste recycle/disposal industry, the Board determined that it was appropriate that a member of management sit on the EHS Committee to ensure that technical expertise is properly brought before the Committee. Accordingly, Mr. Hochstein, President and Chief Operating Officer, is a member of the Committee. The mining and milling industry, by its very nature, can have a significant impact on the natural environment. As a result, environmental planning and compliance must play a very important part in the operations of any company engaged in these activities. The Company takes these issues very seriously and has established the EHS Committee to oversee the Company’s efforts to act in a responsible and concerned manner with respect to matters affecting the environment, health and safety. The Company’s EHS Committee meets at least once in each quarter in which the Board holds a meeting.
The Corporate Governance and Nominating Committee
The Corporate Governance and Nominating Committee (the “CGN Committee”) consists of three directors, all of whom are independent within the meaning of the Governance Guidelines. The Corporate Governance and Nominating Committee members currently include: John H. Craig, Brian D. Edgar and Roy J. Romanow. The CGN Committee is responsible for developing and monitoring the Company’s approach to corporate governance issues. The CGN Committee oversees the effective functioning of the Board, oversees the relationship between the Board and management, ensures that the Board can function independently of management at such times as are desirable or necessary, identifies individuals qualified to become new Board members and recommends to the Board the director nominees at each annual meeting of shareholders and, with the assistance of the Board and where necessary, develops an orientation and education program for new recruits to the Board. In identifying possible nominees to the Board, the CGN Committee considers the competencies and skills necessary for the Board as a whole, the skills of existing directors and the competencies and skills each new nominee will bring to the Board, as well as whether or not each nominee will devote sufficient time and resources to the Board. The CGN Committee also annually reviews and makes recommendations to the Board with respect to: (i) the size and composition of the Board; (ii) the appropriateness of the committees of the Board; and (iii) the effectiveness and contribution of the Board, its committees and individual directors, having reference to their respective mandates, charters and position descriptions and (iv) reviews and recommends to the Board amendments to the Company’s Board policies and guidelines.
At the start of each year, the CGN Committee distributes to Board members and receives back and reviews the results of board effectiveness assessments. The assessments question members of the Board as to their level of satisfaction with the functioning of the Board, its interaction with management and the performance of the standing committees of the Board. The Board members also conduct peer review and a self assessment as to their effectiveness as a Board member. After the assessments are reviewed, the CGN Committee reports to the Board as to the results and makes recommendations to the Board to improve the Company’s governance practices. This process occurs prior to the consideration by the CGN Committee of nominations for Board member elections at the Company’s Annual General Meeting each year.
In addition, the CGN Committee delivers an annual statement on corporate governance to the Board for inclusion in either the Company’s annual report or management proxy circular. The CGN Committee meets at least twice each year.

Review of Adequacy and Form of Compensation of Directors
The extent and level of directors’ compensation is determined by the Board, as a whole, after considering the recommendations of the Compensation Committee, which has been mandated to review the adequacy and form of the compensation of directors and to ensure that such compensation realistically reflects the responsibilities and risks involved in being an effective director.
Position Descriptions of Management and the Board
The Board, together with the Company’s Chief Executive Officer, has developed position descriptions for the Board, the Chair of the Board, the Chairs of Board Committees and for the Chief Executive Officer, including the definition of the limits to management’s responsibilities. Under these position descriptions, the Board has delegated the day-to-day management of the business and affairs of the Company to executive officers of the Company, subject to the extent and limits defined by the Board. Generally, operations in the ordinary course or that are not in the ordinary course and do not exceed material levels of expenditures or commitment on the part of the Company have been delegated to management. Decisions relating to matters that are not in the ordinary course and that involve material expenditures or commitments on the part of the Company generally require prior approval of the Board. As the Board has plenary power, any responsibility which is not delegated to management or a Board committee remains with the Board. The Chief Executive Officer reviews corporate objectives with the Board on a quarterly basis. In this manner, the Board approves or develops the corporate objectives which the Chief Executive Officer is responsible for meeting.
Shareholder Communications
The Board has put structures in place to ensure effective communication between the Company, its Shareholders and the public. The Company has established an investor relations and corporate development procedure where Shareholder concerns are dealt with on an individual basis, usually by providing requested information. Significant Shareholder concerns are brought to the attention of management or the Board. Shareholders are informed of developments in the Company by the issuance of timely press releases which are concurrently posted to the Company’s website.
Under its mandate, the Board is required to oversee the Company’s communications policy. The Board monitors the policies and procedures that are in place to provide for effective communication by the Company with its Shareholders and with the public generally, including effective means to enable Shareholders to communicate with senior management and the Board. The Board also monitors the policies and procedures that are in place to ensure a strong, cohesive, sustained and positive image of the Company with Shareholders, governments and the public generally.

Attendance Record
Below is the attendance record of each director for all Board and Committee meetings held during the 2008 calendar year. The current composition of each committee is discussed under the heading “Statement of Corporate Governance — Board Committees”.

			BOARD COMMITTEES
	Board		Audit		Comp(1)		EHS(2)		Gov(3)
	7 meetings		4 meetings		1 meetings		4 meetings		4 meetings
Directors	No.	%	No.	%	No.	%	No.	%	No.	%
John H. Craig	7 of 7	100	—	—	—	—	4 of 4	100	4 of 4	100

W. Robert Dengler	6 of 7	86	—	—	0 of 1	0	4 of 4	100	—	—

Brian D. Edgar	7 of 7	100	—	—	—	—	—	—	4 of 4	100

E. Peter Farmer	7 of 7	100	—	—	—	—	—	—	—	—

Ron F. Hochstein	7 of 7	100	—	—	—	—	4 of 4	100	—	—

Paul F. Little	7 of 7	100	4 of 4	100	1 of 1	100	—	—	—	—

Lukas H. Lundin	5 of 7	71	—	—	1 of 1	100	—	—	—	—

William A. Rand	7 of 7	100	4 of 4	100	—	—	—	—	—	—

Roy J. Romanow	6 of 7	86	—	—	—	—	—	—	4 of 4	100

Catherine j.g. stefan	7 of 7	100	4 of 4	100	—	—	—	—	—	—

Notes:

(1)	Compensation Committee.

(2)	Environment, Health and Safety Committee.

(3)	Corporate Governance and Nominating Committee.
Shareholders, employees or other interested parties may communicate directly with the Chairman of the Board, the Lead Director and other independent directors by writing c/o the Corporate Secretary, Denison Mines Corp., 595 Bay Street, Suite 402, Toronto, Ontario M5G 2C2.
Presented by the Corporate Governance and Nominating Committee:
John H. Craig

Brian D. Edgar

Roy J. Romanow
INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS
As at the date of this Circular, no director, executive officer or employee or former director, executive officer or employee of the Company or any of its subsidiaries is indebted to the Company, or any of its subsidiaries, nor are any of these individuals indebted to another entity which indebtedness is the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Company, or any of its subsidiaries.
INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS
Except as disclosed herein, since the commencement of the Company’s most recently completed financial year, no informed person of the Company, nominee for director or any associate or affiliate of an informed person or nominee, had any material interest, direct or indirect, in any transaction or any proposed transaction which has materially affected or would materially affect the Company or any of its subsidiaries. An “informed person” means: (a) a director or executive officer of the Company; (b) a director or executive officer of a person or company that is itself an informed person or subsidiary of the Company; (c) any person or company who beneficially owns, directly or indirectly, voting securities of the Company or who exercises control or direction over voting securities of the Company or a combination of both carrying more than 10% of the voting rights other than voting securities held by the person or company as underwriter in the course of a distribution; and (d) the Company itself, if and for so long as it has purchased, redeemed or otherwise acquired any of its Common Shares.

During the 12-month period ending December 31, 2008, the Company incurred management and administrative service fees of $162,000 with a company owned by Mr. Lundin, the Chairman of the Board, which provides investor relations, office premises, secretarial and other services in Vancouver. No amounts were due to this company as of December 31, 2008.
No other director was compensated either directly or indirectly by the Company and its subsidiaries during the most recently completed financial year for services as consultants or experts.
APPOINTMENT AND REMUNERATION OF AUDITOR
The Common Shares represented by the proxies solicited in respect of the Meeting on any ballot that may be called for, unless authority to do so is withheld, will be voted for the appointment of PWC as the auditor of the Company until the next annual general meeting, and to authorize the directors to fix the remuneration of the auditors. PWC have been the auditors of the Company since May 9, 1997. PWC were the auditors for DMI prior to the Denison Arrangement.
Certain information regarding the Company’s Audit Committee that is required to be disclosed in accordance with NI 52-110 will be contained in the Company’s annual information form for the year ended December 31, 2008, which will be available prior to March 31, 2009 on the Company’s SEDAR profile at www.sedar.com.
MANAGEMENT CONTRACTS
Management functions of the Company are substantially performed by directors or executive officers of the Company and not, to any substantial degree, by any other person with whom the Company has contracted.
ADDITIONAL INFORMATION
Additional information relating to the Company is available on the SEDAR website under the Company’s profile at www.sedar.com. Financial information related to the Company is contained in the Company’s financial statements and related management’s discussion and analysis.
Copies of the Company’s 2008 Annual Report containing the Company’s consolidated financial statements for its year ended December 31, 2008 and the Company’s 2008 Annual Information Form and Form 40-F may be obtained free of charge by writing to the Corporate Secretary of the Company at 595 Bay Street, Suite 402, Toronto, Ontario M5G 2C2 or may be accessed on the Company’s website at www.denisonmines.com or under the Company’s profile on the SEDAR website at www.sedar.com.

BOARD APPROVAL
The contents and the sending of this Circular have been approved by the directors of the Company.

DATED as of the 23rd day of March, 2009

Andre Desautels
Vice President, General Counsel and Corporate Secretary

DENISON MINES CORP.
MANDATE OF THE BOARD, POSITION DESCRIPTIONS AND LIMITS TO MANAGEMENT’S
RESPONSIBILITIES
The Board of Directors of Denison Mines Corp. recognizes the importance of adopting a written mandate and for developing position descriptions for the Board, the Chair of the Board, the Chair of each Committee of the Board and the Chief Executive Officer (“CEO”), involving the definition of the limits to management’s responsibilities and has adopted the following amended terms of reference effective the 9th day of February, 2007.
1.	MANDATE AND POSITION DESCRIPTION FOR THE BOARD
(a)
The Board has adopted the following mandate in which it explicitly acknowledges responsibility for the stewardship of the Corporation and, as part of the overall stewardship responsibility, responsibility for the following matters:

(i)
to the extent feasible, satisfying itself as to the integrity of the CEO and other executive officers and that the CEO and other executive officers create a culture of integrity throughout the organization;

(ii)	adoption of a strategic planning process and approving, on at least an annual basis, a strategic plan which takes into account, among other things, the opportunities and risks of the business;
(iii)	the identification of the principal risks of the Corporation’s business and ensuring the implementation of appropriate systems to manage these risks;
(iv)	succession planning, including appointing, training and monitoring senior management;
(v)	adopting a communications policy for the Corporation; and

(vi)	the Corporation’s internal control and management information systems.
(b)
The Board takes its responsibilities very seriously and expects that all directors will participate in Board and Committee meetings on a regular basis, to the extent reasonably practicable, and will review all meeting materials in advance of each meeting. Attendance of directors shall be taken at each Board meeting by the Corporate Secretary or Assistant Corporate Secretary.

(c)
At all times, a majority of the Board will satisfy the independence requirements set out by the Canadian Securities Administrators in Multilateral Instrument 52-110 and any other applicable laws and regulations as the same may be amended from time to time. The independent directors shall meet at least four times per year to discuss the Corporation’s matters.

(d)
The Corporation, together with its subsidiaries, is committed to conducting its business in compliance with the law and the highest ethical standards, and to the highest standards of openness, honesty and accountability that its various stakeholders are entitled to expect. The Audit Committee of the Board has established a Policy and Procedures for the Receipt, Retention and Treatment of Complaints Regarding Accounting or Auditing Matters, and the Corporation has established a Code of Ethics for Directors, Officers and Employees, which establishes procedures for directors, officers and employees to report any concerns or questions they may have about violations of the Code or any laws, rules or regulations. In addition, the Board will consider adopting other measures for receiving feedback from stakeholders if at any time the Board or its independent directors consider the foregoing to be inadequate.

(e)
All new directors will receive a comprehensive orientation. This orientation may vary from director to director, depending on his or her expertise and past experience, but in each case will be sufficient to ensure that each director fully understands the role of the Board and its committees, the contribution individual directors are expected to make (including the commitment of time and resources that is expected) and an understanding of the nature and operation of the Corporation’s business.

(f)
The Board will provide continuing education opportunities for all directors, where required, so that individual directors may maintain or enhance their skills and abilities as directors, as well as to ensure that their knowledge and understanding of the Corporation’s business remains current.

(g)	Prior to nominating or appointing individuals as directors, the Board will consider the advice and input of the Corporate Governance and Nominating Committee on all relevant matters, including:
(i)	the appropriate size of the Board, with a view to facilitating effective decision making;

(ii)	what competencies and skills the Board, as a whole, should possess; and

(iii)	what competencies and skills each existing director possesses.
2.	POSITION DESCRIPTIONS FOR THE CHAIR OF THE BOARD, THE CHAIR OF BOARD COMMITTEES AND THE CEO
(a)
Where it is not appropriate for the Chair of the Board to be an independent director, the Board will appoint an independent director to act as “lead director”. The Chair of the Board, if independent, or the lead director will: (i) act as the effective leader of the Board and ensure that the Board’s agenda will enable it to successfully carry out its duties; (ii) provide leadership for the Board’s independent directors; (iii) organize the Board to function independently of management; (iv) ensure that the Board has an opportunity to meet without members of management, as necessary; (v) determine, in consultation with the Board and management, the time and places of the meetings of the Board; (vi) manage the affairs of the Board, including ensuring that the Board is organized properly, functions effectively and meets its obligations and responsibilities and mandates; (vii) co-ordinate with management and the Corporate Secretary or Assistant Corporate Secretary to ensure that matters to be considered by the Board are properly presented and given the appropriate opportunity for discussion; (viii) preside as chair of each meeting of the Board; and (ix) communicate with all members of the Board to co-ordinate their input, ensure their accountability and provide for the effectiveness of the Board.

(b)
Any special responsibilities and authorities of the Chair of any committee of the Board will be set out in the Terms of Reference/Mandate for the Committee. In general, the Chair of a Committee shall lead and oversee the Committee to ensure that it fulfills its mandate as set out in the Committee’s Terms of Reference/Mandate. In particular, the Chair shall:

(i)	organize the Committee to function independently of management, unless specifically provided otherwise in the Committee’s Mandate;
(ii)	ensure that the Committee has an opportunity to meet without members of management as necessary;
(iii)	determine, in consultation with the Committee and management, the time and places of the meetings of the Committee;
(iv)	manage the affairs of the Committee, including ensuring that the Committee is organized properly, functions effectively and meets its obligations and responsibilities;
(v)	co-ordinate with management and the Secretary to the Committee to ensure that matters to be considered by the Committee are properly presented and given the appropriate opportunity for discussion;
(vi)	provide advice and counsel to the CEO and other senior members of management in the areas covered by the Committee’s mandate;
(vii)	preside as chair of each meeting of the Committee; and
(viii)	communicate with all members of the Committee to co-ordinate their input, ensure their accountability and provide for the effectiveness of the Committee.
(c)
The CEO, subject to the authority of the Board, shall have general supervision of the business and affairs of the Corporation and such other powers and duties as the Board may specify, from time to time. These responsibilities shall include making recommendations to the Board regarding the implementation, performance and monitoring, as the case may be, of each of the items referred to in paragraphs (a)(i) to (a)(vi) of this mandate and ensuring that procedures are in place and followed by the Corporation so that each of those items and any other requirement of the Board is implemented, performed and monitored in a prudent and responsible manner in accordance with the determinations of the Board. The Board will develop and approve periodically, as the Board considers necessary, the corporate goals and objectives that the CEO is responsible for meeting.

ii

3.	LIMITS ON THE CEO’S AUTHORITY
(a)
Unless specifically instructed otherwise by the Board, and except as set out in Section 127(3) of the Ontario Business Corporations Act (the “OBCA”), the CEO of the Corporation has the responsibility and authority to transact any business or approve any matter:

(i)	in the ordinary course of business of the Corporation; and
(ii)
that is not in the ordinary course of business of the Corporation, but that is not likely to result in a material change, within the meaning of the Ontario Securities Act, with respect to the Corporation; and

(b)
in addition to those matters referred to in Section 127(3) of the OBCA, Board approval is required with respect to any business or matter that is not in the ordinary course of business of the Corporation and that is likely to result in a material change, within the meaning of the Ontario Securities Act, with respect to the Corporation.

4.	DELEGATION OF AUTHORITY BY THE CEO TO OTHER MANAGEMENT PERSONNEL
Within the limits of authority granted to the CEO, the following rules shall apply:
(a)	Contracts and other Documents
1.
either the CEO, President or the Chairman of the Board alone may execute and deliver, on behalf of the Corporation or any of its subsidiaries, any contracts or documents that bind the Corporation or any such subsidiary;

2.
any two other officers of the Corporation, together, may execute and deliver, on behalf of the Corporation or any of its subsidiaries, any contracts or other documents that bind the Corporation or any such subsidiary;

3.
any one officer of the Corporation may execute and deliver, on behalf of the Corporation or any of its subsidiaries, any contracts or other documents that bind the Corporation or any such subsidiary, within his or her area of responsibility to the extent expressly authorized or delegated by the CEO or President; and

4.
any one officer of any subsidiary of the Corporation may execute and deliver, on behalf of the Corporation or any of its subsidiaries, any contracts or other documents that bind the Corporation or any such subsidiary, within his or her area of responsibility to the extent expressly authorized or delegated by the CEO or President.

iii

(b)	Cheques and Similar Documents
1.
any two of the CEO, the President and the Chief Financial Officer, may execute and deliver, any cheques or similar documents made by or on behalf of the Corporation or any of its subsidiaries for any amount.

2.
any two officers of the Corporation, together, may execute and deliver any cheques or similar documents made by or on behalf of the Corporation or any of its subsidiaries up to a maximum amount of US$100,000.

3.
the CEO of the Corporation may, from time to time, make any changes or additions to the delegation of authority set out in this resolution 4 as the CEO deems fit, provided that any such changes are promptly thereafter submitted in writing and reported to the Corporate Governance and Nominating Committee, and provided that any delegated authority remains within the limits of authority granted to the CEO in resolution 3 above.

iv